Exhibit 99.1

   Eugene R. McGrath to Join Board of Directors of GAMCO Investors

    RYE, N.Y.--(BUSINESS WIRE)--Jan. 16, 2007--GAMCO Investors, Inc. (NYSE: GBL) today announced the election of Eugene R. McGrath, former Chairman and Chief Executive Officer of Consolidated Edison, Inc., to its Board of Directors.

    Mr. McGrath, 64, has been associated with Con Edison since 1963. He served as Chairman, President and Chief Executive Officer from October 1997 until September 2005 and Chairman until February 2006. He has served as Chairman and Chief Executive Officer of Con Edison's subsidiary, Consolidated Edison Company of New York, Inc., since September 1990.

    Mario J. Gabelli, Chairman and Chief Executive Officer of GAMCO Investors, Inc., said, "We are delighted to have Gene McGrath on the Board of Directors. His knowledge and perspective built through his career at Con-Ed will serve our shareholders well."

    In commenting on his election, Mr. McGrath said, "I am pleased to join the Board and look forward to working with Mario Gabelli and his team to further the interests of GAMCO Investors' shareholders."

    Mr. McGrath is a Director of Consolidated Edison, Inc., AEGIS
Insurance Services, Atlantic Mutual Insurance Services,
Schering-Plough, Manhattan College, The Economic Club of New York, The Wildlife Conservation Society and is on the Advisory Board of Braemar Energy Ventures.

    Mr. McGrath earned a degree in Mechanical Engineering from Manhattan College and an MBA from Iona College. He completed the
Advanced Management Program at Harvard University.

    GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of September 30, 2006, GAMCO had approximately $26.6 billion in assets under management.

    For further information please visit www.gabelli.com

    CONTACT: GAMCO Investors, Inc.
             Douglas Jamieson, 914-921-5020
             President, Chief Operating Officer